Exhibit 99.1

SouthWest Water Company Provides Update on Filing of 2008 Form 10-K

Granted Extension from Nasdaq

LOS ANGELES--(BUSINESS WIRE)--July 2, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, said that it continues to work to complete its comprehensive financial review of prior periods. Accordingly, the company did not file its 2008 Annual Report on Form 10-K on July 1, 2009, the date set in its recently amended credit facility. The company said that it is in contact with its banking syndicate and working on an amendment to gain the additional time needed to file its 2008 Form 10-K.

The company also announced that the Nasdaq Hearings Panel has granted SouthWest Water an extension until August 31, 2009 to file its delinquent quarterly reports on Form 10-Q for the quarters ended September 30, 2008 and March 31, 2009, as well as its annual report on Form 10-K for the year ended December 31, 2008.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; and customer service. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
213-929-1846
www.swwc.com